Exhibit 10.3
RESCISSION AGREEMENT
          THIS RESCISSION AGREEMENT (this “Agreement”) is made as of August 22, 2008, by and among Remedent, Inc., a Nevada corporation (the “Company”), the Company’s wholly-owned subsidiary Remedent N.V., a Belgium corporation (“Remedent Belgium”), and Glamtech-USA, Inc., a Delaware corporation (“Glamtech”).
          WHEREAS, Remedent Belgium granted Glamtech the exclusive right to distribute the Company’s veneer products known as GlamSmile in the United States and Canada pursuant to an Exclusive Distribution Agreement, dated April 10, 2008, and in the United Kingdom pursuant to an Exclusive Distribution Agreement, dated May 15, 2008 (collectively, the “Distribution Agreements”); and
          WHEREAS, the Company, Remedent Belgium and Glamtech desire to rescind the Distribution Agreements concurrent with the closing (“Effective Date”) of the Distribution, License and Manufacturing Agreement, dated August 24, 2008, by and among the Company, Remedent Belgium and Den-Mat Holdings, LLC (the “Den-Mat Agreement”) in accordance with the terms and subject to the conditions set out herein.
          NOW, THEREFORE, based on the foregoing premises, and in consideration of the mutual promises and conditions set forth herein, the parties agree as follows:
AGREEMENT
     1. Rescission of the Distribution Agreements. In consideration of the assumption and repayment by the Company of the shareholder loan made by Doug Cox to Glamtech in the principal amount of $1,150,000 (as described in Section 4.1 below) and the Stock Purchase (as described in Section 4.2 below), Glamtech, the Company and Remedent Belgium hereby agree, subject to the provisions of this Agreement, that effective at and as of the Effective Date, the Distribution Agreements shall be rescinded and shall be of no further force and effect, including without limitation, the right to distribute GlamSmile products.
     2. No Obligations. The Company, Remedent Belgium, and Glamtech hereby acknowledge and agree, subject to the provisions of this Agreement, that effective at and as of the Effective Date, that neither the Company, Remedent Belgium nor Glamtech and any other party related thereto or controlled thereby, wholly or in part, directly or indirectly, shall have any further obligations to each other pursuant to or arising directly or indirectly from the Distribution Agreements or from any other agreement and understanding whether written or oral relating to the subject matter thereof.
     3. Mutual Releases. Subject to the satisfaction of each of the conditions precedent described in Section 4 below, at the Effective Date:
          3.1 Releases by the Company and Remedent Belgium. The Company and Remedent Belgium, jointly and severally, hereby releases Glamtech, its agents, attorneys and assigns from all claims, demands, acts or omissions and any causes of action, known or unknown, suspected or unsuspected, which may now exist or later be discovered, arising from, relating to, or connected with the Distribution Agreements. This release shall not apply to or detract from all other obligations of the parties arising under this Agreement. The Company and Remedent Belgium each acknowledges that its release is a general release and, as further consideration hereunder, expressly waives Section 1542 of the California Civil Code which provides:

“a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
          3.2 Releases by Glamtech. Glamtech hereby releases the Company and Remedent Belgium, its agents, attorneys and assigns from all claims, demands, acts or omissions and any causes of action, known or unknown, suspected or unsuspected, which may now exist or later be discovered, arising from, relating to, or connected with the Distribution Agreements. This release shall not apply to or detract from all other obligations of the parties arising under this Agreement. Glamtech acknowledges that its release is a general release and, as further consideration hereunder, expressly waives Section 1542 of the California Civil Code which provides:
“a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     4. Consideration for the Rescission. The rescission and mutual releases provided in Section 1 and 3 above are in exchange for the following consideration:
          4.1 Assumption and Repayment of Loan. At the Effective Date, the Company assumes the shareholder loan made by Doug Cox to Glamtech in the principal amount of one million one hundred fifty thousand dollars ($1,150,000) and the Company succeeds to all of Glamtech’s obligations thereunder. The Company shall repay in full all amounts outstanding under such shareholder loan to Doug Cox within three (3) business days following the Effective Date by wire transfer of immediately available funds to an account designated by Doug Cox.
          4.2 Stock Purchase. At the Effective Date, the Company shall enter into a Stock Purchase Agreement with each of Doug Cox and Cyrus Tahmesebi, for the purchase of all of Glamtech’s outstanding common stock in exchange for either shares of the Company’s common stock or warrants to purchase the Company’s common stock together with certain limited royalty payments derived from royalty payments made pursuant to the Den-Mat Agreement, all as more specifically set forth in the form of Stock Purchase Agreement attached hereto as Exhibit A.
     5. Authority. Each individual signing this Agreement warrants and represents that he has the full authority and is duly authorized and empowered to execute this letter agreement on behalf of the party for which he signs.
     6. Effect of Agreement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and heirs, executors and administrators, as applicable.
     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject mailer hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.
     8. Governing Law. This Agreement shall be governed in all respects by and construed under the internal laws of the State of California as applied to agreements entered into by and among California residents while located in California and that are to be performed entirely within California, without regard to principles of conflicts of law.

     IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Remedent, Inc	Glamtech-USA, Inc.

Name:	Name:
Title:	Title:

Remedent, N.V.

Name
Title: